EXHIBIT 21

                          TURBOSONIC TECHNOLOGIES, INC.




                                  SUBSIDIARIES
                                  ------------

                                             State of
Name                                      Incorporation          % Ownership
----                                      -------------          -----------

Sonic Fabricating, Inc.                   Delaware                   100%

Sonic Thermal Systems, Inc.               Delaware                    80%

Euthenergy International, Inc.            Delaware                    80%

TurboSonic Canada, Inc.                   Canada (Ontario)           100%

Turbotak Technologies, Inc.               Canada (Ontario)           100%

TurboSonic, Inc.                          Canada (Ontario)           100%

Turbotak USA Inc.                         Michigan                   100%